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                                                                MEDIRISK(SM)
                                                                NEWS RELEASE


Contact:        Mark A. Kaiser
                Chairman and CEO
                (404) 364-6700


                  MEDIRISK EXPECTS SECOND QUARTER SHORTFALL
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           ACQUIRES SWEETWATER HEALTH ENTERPRISES FOR $6.2 MILLION
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                      EXPANDS CREDIT LINE TO $25 MILLION


ATLANTA, Georgia (June 30, 1998) Medirisk, Inc. (Nasdaq/NM:MDMD), a leading provider of proprietary database products, decision-support software and analytical services to the healthcare industry, today announced that second quarter revenues and adjusted earnings per share will be lower than expected. The Company also announced the acquisition of Sweetwater Health Enterprises, Inc., a healthcare information company that provides physician credentialing services, quality management software and managed care consulting services to healthcare payors and providers. Additionally, Medirisk announced that its line of credit with NationsBank, N.A. has been increased to $25 million.

Second Quarter Outlook
        Based on a preliminary analysis of results for the second quarter ending June 30, 1998, revenues are expected to be in the range of $5.1 million to $5.3 million and earnings per share, adjusted to exclude one-time, non-recurring charges, are expected to be in the range of breakeven to earnings of $0.02 per share; however, no assurance can be given as to actual results. The Company reported revenues of $3.2 million and adjusted earnings per share of $0.07 per share in the second quarter of 1997.

        Mark A. Kaiser, chairman and chief executive officer, stated, "We expect results for the quarter to be lower than anticipated due to softness in our Market Performance Products, specifically the financial products, and to a lesser degree in our Physician Credentials Products, specifically credentialing services. In the Market Performance Product area, we are taking action to change sales management, implement new product distribution channels and introduce new product enhancements. With Physician Credentials, our acquisition of Sweetwater is expected to provide opportunities through volume, capacity and operational synergies to leverage our 1997 acquisition of CIVS. With the acquisition of Sweetwater, we are now one of the largest providers of credentialing services and information in the U.S. While we are disappointed with the current results, we believe the actions we have taken will have a meaningful impact. However, the softness in these particular areas is expected to carry over into the second half of the year."

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Medirisk Acquires Sweetwater Health Enterprises
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June 30, 1998


        The Company does not expect to make any further announcements concerning the second quarter results until definitive numbers are available. The Company anticipates reporting second quarter results the week of July 13, 1998.

Sweetwater Health Enterprises, Inc. Acquisition
        Medirisk purchased Sweetwater for approximately $6.2 million in cash. Medirisk expects to record a non-recurring charge of approximately $4.25 million in the second quarter of 1998 relating to the acquisition of in-process research and development and approximately $800,000 during 1998 for planned integration costs. Medirisk will account for the acquisition of Sweetwater as a purchase transaction. This transaction marks Medirisk's ninth acquisition since January 1996, and the seventh acquisition since its 1997 initial public offering.

        Sweetwater offers a comprehensive selection of physician credentialing services to hospitals and managed care organizations to evaluate professional relationships with physicians and secure accreditation by industry associations. In addition, Sweetwater provides a suite of quality management software used by healthcare organizations to facilitate in-house credentialing and network management, as well as to track perceptions of care and individual physician performance. Sweetwater also provides managed care consultation and interim management services for health-care organizations throughout the country.

        Commenting on the acquisition, Mr. Kaiser stated, "Sweetwater's credentialing software, combined with our existing credentialing products, significantly enhances our ability to meet both the outsourcing and in-house physician credentialing needs of healthcare organizations. With Sweetwater's customer base predominantly in the Midwest and on the West Coast, there is no significant overlap with our existing physician credentialing and verifications customer base. Sweetwater's consulting practice presents a unique opportunity to provide additional value in the delivery of Medirisk's information products.

        "Recent acquisitions such as Sweetwater, Successful Solutions and Healthdemographics, as well as acquisitions completed in 1997, continue to exhibit our ability to expand into complementary product areas and increase market share within existing product lines. With these three acquisitions in the first half of 1998 alone, we have strengthened our physician credentials offerings, added the ability to forecast the supply and demand for health care and added a consulting capability."

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Medirisk Acquires Sweetwater Health Enterprises
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June 30, 1998


        Marsha Ballard, president of Sweetwater, stated, "This alliance with Medirisk is an exciting opportunity for Sweetwater and its customers to gain access to a compelling selection of information products and services. We are delighted to join the dynamic Medirisk team."

        On June 29, 1998, the Company and NationsBank, N.A. entered into an Amended and Restated Credit Agreement under which the maximum amount available under the Company's revolving line of credit was increased from $10.0 million to $25.0 million. In addition to the increase in availability, the Amended and Restated Credit Agreement also extends the maturity of the credit facility to July 15, 2000 and lowers the interest rates payable on LIBOR borrowings.

        Medirisk, Inc. is a leading provider of proprietary database products, decision-support software and analytical services to the healthcare industry. The Company's products and services enable its customers to make objective comparisons of the financial costs and clinical outcomes of physician services to customer-specific and industry benchmarks, analyze the supply of and demand for healthcare services, assess patient satisfaction with specific managed care plans and obtain information concerning the background and credentials of physicians. These capabilities assist healthcare industry participants in strategic planning, effective contracting and improving the delivery of care. Medirisk's corporate headquarters are located in Atlanta, Georgia.

        This press release, particularly the statements by Mr. Kaiser and Ms. Ballard, includes forward-looking statements related to Medirisk that involve risks and uncertainties including, but not limited to, quarterly fluctuations in results, the management of growth, market acceptance of certain products and other risks. These forward-looking statements are made in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect Medirisk's future results, please see the Company's recently filed Form S-3, as amended (Registration Number 333-50015) and its other filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward- looking statements are not guarantees of future performance Actual results may differ materially from management expectations. Copies of the filings are available upon request from Medirisk's investor relations department.

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